                                  EXHIBIT 11.2
                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               Three Months Ended      Nine Months Ended
                                                     June 30                June 30
                                              -------------------     -------------------
                                                1999        1998        1999        1998
                                              -------     -------     -------     -------
Weighted average number of common
   shares outstanding ...................      16,895      16,195      16,743      16,093
Additional shares assuming conversion of:
   Stock options and warrants ...........         327         496         347         534
   Convertible Subordinated Notes(1) ....       2,075       2,075       2,075        --
                                              -------     -------     -------     -------

Weighted average shares outstanding .....      19,297      18,766      19,165      16,627
                                              =======     =======     =======     =======

Net income ..............................     $11,570     $ 8,548     $22,998     $16,240
                                              =======     =======     =======     =======

Adjustment for interest expense assuming
Conversion of Subordinated Notes(1) .....         804         806       2,412        --

Adjusted Net Income .....................     $12,374     $ 9,354     $25,410     $16,240
                                              =======     =======     =======     =======

Diluted earnings per share ..............     $  0.64     $  0.50     $  1.33     $  0.98
                                              =======     =======     =======     =======


     (1)The Company's Convertible Subordinated Notes were dilutive for the periods presented.